Exhibit (h)(2)

                               AMENDMENT NUMBER 1
                        TO THE TRANSFER AGENCY AGREEMENT
                        FOR RETAIL IMPRESSNet(R) SERVICES

      THIS AMENDMENT, dated as of this 5th day of October, 1999 is made to the Transfer Agency Agreement (the "Agreement") between the TWEEDY, BROWNE FUND INC. (the "Fund") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group") dated May 9, 1997.

                                   WITNESSETH

      WHEREAS, the Fund desires to enable Shareholders and Fund employees to access certain Fund and Shareholder information maintained by Investor Services Group on behalf of the Fund on the Investor Services Group System through the use of the Internet and Investor Services Group desires to allow such access and provide certain services as more fully described below in connection therewith;

      NOW THEREFORE, the Fund and Investor Services Group agree that as of the date first referenced above, Investor Services Group Agreement shall be amended as follows:

1.    Definitions. The following definitions are hereby incorporated into
      Agreement:

      (a) "Account Inquiry" shall mean any access to the Investor Services Group recordkeeping system via IMPRESSNet(R) initiated by an End-User which is not a Financial Transaction.

      (b) "End-User" shall mean any Shareholder or Fund employee that accesses the Investor Services Group recordkeeping system via IMPRESSNet(R).

      (c) "Financial Transaction" shall mean purchase, redemption, exchange or any other transaction involving the movement of Shares initiated by an End-User.

      (d) "Fund Home Page" shall mean the Fund's proprietary web site on the Internet used by the Fund to provide information to its shareholders and potential shareholders.

      (e) "IMPRESSNet(R)" shall mean the Investor Services Group proprietary system consisting of the Investor Services Group Secure Net Gateway and the Investor Services Group Web Transaction Engine.

      (f) "Investor Services Group Secure Net Gateway" shall mean the system of computer hardware and software and network established by Investor Services Group to provide access between Investor Services Group recordkeeping system and the Internet.

      (g) "Investor Services Group Web Transaction Engine" shall mean the system of computer hardware and software created and established Investor Services Group in order to enable Shareholders of the Fund to perform the transactions contemplated hereunder.

      (h) "Internet" shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

2. Responsibilities of Investor Services Group. In addition to the services rendered by Investor Services Group as set forth in the Agreement, Investor Services Group agrees to provide the following services for the fees set forth in the Schedule of IMPRESSNet(R) Fees attached hereto as Schedule A of this Amendment:

      (a) In accordance with the written IMPRESSNet(R) procedures and product functionality documentation provided to the Fund by Investor Services Group, Investor Services Group shall, through the use of the Investor Services Group Web Transaction Engine and Secure Net Gateway, (i) enable the Fund and End-Users to utilize the Internet to access Fund information maintained by the Fund on the Fund Home Page, and (ii) enable End-Users to utilize the Internet to access the Investor Services Group System in order to perform account inquiries and transactions in Shareholder accounts.

      (b) Process the set up of personal identification numbers ("PIN") for End-Users which shall include verification of initial identification numbers issued, reset and activate personalized PIN's and reissue new PIN's in connection with lost PIN's.

      (c) Installation services which shall include, review and sign off on the Fund's network requirements, recommending method of linking to the Investor Services Group Web Transaction Engine, installing network hardware and software, implementing the network connectivity, and testing the network connectivity and performance;

      (d) Maintenance and support of the Investor Services Group Secure Net Gateway and the Investor Services Group Web Transaction Engine, which includes the following:

            (i) error corrections, minor enhancements and interim upgrades to IMPRESSNet(R) which are made generally available by FDISG to IMPRESSNet(R) customers;

            (ii) help desk support to provide assistance to Fund employees with the Fund's use of IMPRESSNet(R).

      Maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by FDISG to IMPRESSNet(R) clients, as determined solely by FDISG; or (ii) maintenance of customized features.

      (e) Maintenance and upkeep of the security infrastructure and capabilities described in the procedures and product functionality documentation.

      (f) Prepare and forward monthly usage reports to the Fund which shall provide the fund with a summary of activity and functionality used by End-Users.

3. Responsibility of the Fund. In connection with the services provided by Investor Services Group hereunder, the Fund shall be responsible for the following:

      (a) establishment and maintenance of the Fund Home Page on the Internet;

      (b) services and relationships between the Fund and any third party on-line service providers to enable End-Users to access the Fund Home Page and/or the Investor Services System via the Internet;

      (c) provide Investor Services Group with access to and information regarding the Fund Home Page in order to enable Investor Services Group to provide the services contemplated hereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


      TWEEDY, BROWNE FUND INC.            FIRST DATA INVESTOR SERVICES
                                          GROUP, INC.

      By: /s/ M. Gervase Rosenberger      By: /s/ Jylanne Dunne
          ---------------------------         ----------------------------
      Name: M. Gervase Rosenberger        Name: Jylanne Dunne
            -------------------------           --------------------------
      Title: Vice President               Title: Senior VP
             ------------------------            -------------------------

                                   Schedule A

                               IMPRESSNet(R) Fees

1. One Time Set up Fee:       $25,000 (paid upon execution)

2. Annual Maintenance Fee:    $17,500 per annum (effective 10/1/2000)

3. Transaction Costs:
      o     Account Inquiry $.10 per inquiry ($2,000 minimum per month)
      o Financial Transactions* $.50 per transaction ($200 per month minimum**)

                  *Financial Transactions shall not be available until agreed upon in writing by the parties **Effective upon the Fund's making the financial transaction option available

4. Customized Development: $150 per hour

5. PIN Registration and Lost PIN Replacement :    $2.50 per/PIN

The above-referenced fees do not include fees associated with third party software products or fees associated with other Investor Services Group products which may be required to utilize future releases of IMPRESSNet(TM).

Investor Services Group will provide an invoice as soon as practicable after the end of each calendar month. The Fund agrees to pay to Investor Services Group the amounts so billed by Federal Funds Wire within fifteen (15) business days after the Fund's receipt of the invoice. In addition, with respect to all fees, Investor Services Group may charge a service fee equal to the lesser of (i) one and one-half percent (1-1/2%) per month or (ii) the highest rate legally permitted on any past due invoiced amounts.

The foregoing fees cover only the Fund's use of the "Retail" version of IMPRESSNet(R). In the event the Fund desires to also utilize the "Brokerage" version of IMPRESSNet(R), Amendment Number 1 to the Transfer Agency Agreement for Retail Impressnet' Services and this Fee schedule shall be modified by the parties accordingly.